Exhibit 23

Consent of Beard Miller Company LLP

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-122247 and No. 333-129849) of BV Financial, Inc. of our report dated September 6, 2006, relating to the consolidated financial statements of BV Financial, Inc., which appears in this Form 10-KSB.

Beard Miller Company LLP

Baltimore, Maryland

September 22, 2006